Exhibit 5.3

[LETTERHEAD OF SULLOWAY & HOLLIS P.L.L.C.]

April 8, 2011

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, NC 28027

RE:	Speedway Motorsports, Inc. 6 3/4 % Senior Notes due 2019 Guarantee of New Hampshire Motor Speedway, Inc.

Gentlemen:

We are issuing this letter to you in our capacity as local New Hampshire counsel to New Hampshire Motor Speedway, Inc., a New Hampshire corporation (the “NH Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Speedway Motorsports, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $150,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2019 (the “Exchange Notes”) and the Guarantees (as defined below) by the Guarantors (as defined below) of the Company’s obligations under the Exchange Notes. The Exchange Notes will be issued under an indenture dated as of February 3, 2011 (the “Indenture”) among U.S. Bank National Association, as trustee (the “Trustee”), the Company and the guarantors listed on the signature pages to the Indenture (the “Guarantors”). The Exchange Notes will be offered by the Company in exchange (the “Exchange Offer”) for $150,000,000 aggregate principal amount of its outstanding 6 3/4% Senior Notes due 2019.

April 8, 2011

In rendering the opinions set forth in this letter, we have reviewed:

i) The Articles of Agreement of the NH Guarantor, certified by the New Hampshire Secretary of State as of February 2, 2011 and represented to us by the NH Guarantor to be accurate and complete as of this date;

ii) A Certificate of Existence of recent date issued by the New Hampshire Secretary of State with respect to the New Hampshire Guarantor;

iii) A copy of the Bylaws of the New Hampshire Guarantor that have been made available, and certified to us by the New Hampshire Guarantor to be true and complete;

iv) Minutes and records of the NH Guarantor with respect to the Guarantees that have been provided to us, and certified by the NH Guarantor to remain in force;

v) Copies of the following documents, as they appear on the Commission website:

a.	The Indenture;

b.	The form of the Exchange Notes appearing as Exhibit A to the Indenture; and

c.	The Subsidiary Guarantee as set forth at Article X of the Indenture and the Form of Note Guarantee appearing as Exhibit E to the Indenture (together, the “Subsidiary Guarantee”).

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained below. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the NH Guarantor, without investigation or analysis of any underlying data contained in such documents or certificates.

In rendering the opinions set forth below, we have assumed (a) the genuineness of all signatures, (b) the legal capacity of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies or unexecuted versions to be executed at or prior to closing, (e) the conformity of documents reviewed by us at the Commission’s website with the originals, (f) the due authorization, execution, and delivery by all parties of the Indenture, the Exchange Notes, including the due execution and delivery by the NH Guarantor of the Subsidiary Guarantee as to each Exchange Note (the “NH Guarantee”) and all related documents, in accordance with the terms of the Exchange Offer and the terms of the Indenture, including without limitation the execution and delivery of the Form of Note Guaranty by the NH Guarantor (together the “Transaction Documents”), and (g) the effectiveness of the Registration Statement under the Securities Act and the due qualification of the Indenture under the Trust Indenture Act.

April 8, 2011

To render this opinion, we have made the investigations described in this letter, but we have not independently verified information obtained from third persons, except as specifically set forth. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of such fact should be drawn from our representation of the NH Guarantor. We have made no other investigation as to factual matters other than the examination described in this letter.

We express no opinion as to matters governed by laws of the United States of America or of states other than the State of New Hampshire, and do not opine as to the application or effect of the laws of any jurisdiction other than New Hampshire. As to laws of the State of New Hampshire, we express no opinion concerning any New Hampshire anti-trust, securities or “blue sky” laws. We also note that Section 12.08 of the Indenture chooses the internal laws of the State of New York as the law which governs the Indenture, the Exchange Notes and the NH Guarantee and other Subsidiary Guarantees.

In addition, we express no opinion with respect to the enforceability of: (i) any waiver of rights or defenses contained in the Transaction Documents; (ii) any provision in the Transaction Documents which purports to deny the NH Guarantor the right to rely on another party’s failure to exercise, or delay in exercising, rights or remedies as a waiver of any right or remedy; (iii) any provision in the Transaction Documents which purports to obligate the NH Guarantor to indemnify, defend or hold harmless or prospectively release any party for such party’s own negligent or wrongful conduct; and (iv) any provision in the Transaction Documents which purports to authorize or permit any person or entity to act in a manner which is determined not to be in good faith, diligent or commercially reasonable or provisions which waive any right in respect of such acts. We express no opinion as to any provision in the Transaction Documents purporting to apply the laws of a particular jurisdiction, any provision purporting to set evidentiary standards, or purporting to waive or establish jurisdiction, venue, service of process, the right to a jury trial or statutes of limitations. Furthermore, we express no opinion as to the availability of any equitable remedy upon any breach of any of the foregoing, or the remedies of specific performance, injunctive relief or other applicable remedies or relief, upon any breach of the Transaction Documents or any other agreement, document or instrument delivered pursuant to a Transaction Document, insofar as such remedies are subject to the discretion of the court before which any proceeding for such remedies may be brought.

In addition, the opinions expressed in this letter are qualified to the extent that the validity, binding nature or enforceability of any provision in the Transaction Documents, or of any right or remedy granted under a Transaction Document, may be subject to, limited by, or otherwise affected by: (i) general principles of equity regardless of whether considered in a proceeding in equity or at law (and, accordingly, among other consequences, limitations on the availability of any equitable or other specific remedy upon any breach of, or the occurrence of an event of default under, the Transaction Documents which may be subject to the discretion of the court before which any proceeding for such remedy may be brought); (ii) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, equitable subordination or similar laws or judicial principles and rulings affecting the

April 8, 2011

rights of creditors generally; (iii) the failure to comply with the implied covenant of good faith and the requirement of enforcement in a commercially reasonable manner; (iv) rules of law that (a) enforce an oral waiver or modification or (b) provide that a waiver or modification may be effected by conduct of the parties, a course of performance or acquiescence in a course of performance; and (v) the effect of the laws and court decisions which may cause a court to refuse to enforce, or may limit the application of, a contract or any clause of a contract which the court finds to have been unconscionable at the time it was made or at the time of enforcement, or an unfair provision of an adhesion contract.

Based upon and subject to the assumptions, limitations and qualifications contained in this letter, it is our opinion that the NH Guarantee constitutes the valid and binding obligation of the NH Guarantor, enforceable against the NH Guarantor in accordance with its terms.

Our opinion is expressed as of the date of this letter, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date of this letter that may affect our opinion expressed above.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Sulloway & Hollis, P.L.L.C.
SULLOWAY & HOLLIS, P.L.L.C.

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